Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 8% Revenue Growth in Second Quarter 2019

Data & Analytics Segment Generates Record Revenues

PITTSBURGH, PA – July 31, 2019 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights:

●	Total revenues increased 8% to $48.5 million, compared to revenues of $44.9 million in the 2018 second quarter;

●

The Company’s data and analytics services segment reported record quarterly revenues of $6.7 million, representing 9% growth over the same quarter last year and a 15% sequential increase over our last quarter;

●	The IT staffing segment achieved organic revenue growth of 8% during the second quarter of 2019 compared to the second quarter of 2018 and a 6% sequential increase over our last quarter;

●

GAAP diluted earnings per share were $0.53 in the second quarter of 2019 versus $0.25 in the 2018 second quarter; the current quarter benefited by a $6.1 million pretax revaluation of a contingent consideration liability;

●	Non-GAAP diluted earnings per share were $0.20 in the second quarter of 2019 compared to $0.21 in the 2018 second quarter;

●	Bank debt, less cash balances on hand, was reduced by $7.6 million during the quarter, as cash conversion issues related to system implementation disruptions materially improved.

Second Quarter Results:

Revenues for the second quarter of 2019 totaled $48.5 million compared to $44.9 million during the corresponding quarter last year. Gross profit in the second quarter of 2019 was $12.1 million, compared to $10.9 million in the same quarter of 2018. GAAP net income for the second quarter of 2019 totaled $6.0 million or $0.53 per diluted share, compared to $2.8 million or $0.25 per diluted share during the same period last year. Non-GAAP net income for the second quarter of 2019 was $2.2 million or $0.20 per diluted share, compared to $2.3 million or $0.21 per diluted share in the second quarter of 2018. Activity levels at the Company’s data and analytics services segment continued to strengthen from the previous quarter and revenues in the second quarter of 2019 increased by approximately $0.9 million over revenues reported in the first quarter of 2019. This 15% sequential growth reflected an increase in activity levels for the third consecutive quarter. Demand for the Company’s IT staffing services also remained strong during the quarter.

“I am extremely pleased with the performance of our data and analytics segment, which once again showed healthy sequential growth on the strength of continued pipeline expansion and project wins,” commented Vivek Gupta, Mastech Digital’s Chief Executive Officer. “During the quarter, we significantly enlarged our services stack and hired several key executives, and I am happy to say that we are already seeing payback from these investments. Going forward, we will continue to invest, in a disciplined manner, to capitalize on the bullish conditions that we are seeing in the marketplace. Our IT staffing segment continued to deliver above industry average growth, at higher gross margins, as we continue our focus on digital technologies,” Mr. Gupta added.

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At June 30, 2019 we had bank debt, net of cash balances on hand, of $29.4 million and approximately $12.5 million of borrowing capacity available to us under our revolving credit line. During the quarter, debt levels, net of cash, declined by $7.6 million, as our cash conversion issues related to the implementation of our new Cloud-based ERP platform are largely behind us.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics services; other digital transformation services that include Salesforce.com, and Digital Learning services; and IT staffing services. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Acquisition-related transaction expenses: We incurred significant expenses in connection with our July 2017 acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. In the 2018 period, we recorded a reduction in acquisition-related transaction expense due to a revised estimate of investment banking fees associated with contingent consideration payments. No transaction expenses were incurred in 2019. We believe that providing non-GAAP financial measures that exclude these expenses / credits allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the InfoTrellis acquisition, the Company was required to pay future consideration that was contingent upon the achievement of specific earnings before interest and tax objectives. As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2019 and 2018, this contingent consideration liability was reduced by $6.1 million and $9.1 million, respectively, after determining that relevant conditions for payment of such liability were unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Goodwill impairment: The Company accounts for acquisitions in accordance with guidance found in ASC 805, Business Combinations. Accordingly, excess purchase price over the fair value of net tangible assets and identifiable intangible assets are recorded as goodwill. Goodwill is not amortized but is tested for impairment at least on an annual basis. If impairment is indicated, a write-down to fair value is recorded based on the excess of the carrying value of the asset over its fair market value. As a result of the reductions to contingent consideration related to the July 2017 InfoTrellis acquisition, we performed quantitative impairment tests on June 30, 2019 and June 30, 2018. The results of these tests indicated no impairment of goodwill in 2019 and a $7.7 million impairment associated with the carrying value of goodwill in 2018. While it is possible that goodwill impairment could occur in the future, we believe that providing non-GAAP financial measures that exclude impairment expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2018.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$3,869	$1,294
Accounts receivable, net	35,791	38,080
Prepaid and other current assets	1,349	1,321

Total current assets	41,009	40,695

Equipment, enterprise software and leasehold improvements, net	2,438	2,208

Operating lease right-of-use assets	4,980	-

Deferred income taxes	-	297

Non-current deposits	447	540

Goodwill, net of impairment	26,106	26,106

Intangible assets, net	21,394	22,738

Total assets	$96,374	$92,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,575	$4,575
Current portion of operating lease liability	1,339	-
Accounts payable	3,909	4,127
Accrued payroll and related costs	10,088	7,728
Other accrued liabilities	1,271	1,476

Total current liabilities	21,182	17,906

Long-term liabilities:
Long-term debt, less current portion, net	28,366	34,129
Contingent consideration liability	-	6,069
Long-term operating lease liability, less current portion	3,736	-
Long-term accrued income taxes	204	204
Deferred income taxes	1,157	-

Total liabilities	54,645	58,308

Shareholders’ equity:
Common stock, par value $0.01 per share	127	126
Additional paid-in capital	21,437	20,829
Retained earnings	24,536	17,614
Accumulated other comprehensive income (loss)	(184)	(119)
Treasury stock, at cost	(4,187)	(4,174)

Total shareholders’ equity	41,729	34,276

Total liabilities and shareholders’ equity	$96,374	$92,584

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018

Revenues	$48,472	$44,894	$93,671	$88,227

Cost of revenues	36,418	34,002	70,782	67,074

Gross profit	12,054	10,892	22,889	21,153

Selling, general and administrative expenses	3,475	6,435	12,440	14,258

Income from operations	8,579	4,457	10,449	6,895

Other income/(expense), net	(507)	(607)	(1,061)	(1,119)

Income before income taxes	8,072	3,850	9,388	5,776

Income tax expense	2,114	1,033	2,466	1,579

Net income	$5,958	$2,817	$6,922	$4,197

Earnings per share:

Basic	$0.54	$0.26	$0.63	$0.38

Diluted	$0.53	$0.25	$0.62	$0.38

Weighted average common shares outstanding:

Basic	11,022	10,926	11,013	10,924

Diluted	11,164	11,142	11,183	11,106

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018

GAAP Net Income	$5,958	$2,817	$6,922	$4,197

Adjustments:

Amortization of acquired intangible assets	672	689	1,344	1,382

Stock-based compensation	267	120	503	225

Acquisition transaction expenses/(credits)	-	(140)	-	(140)

Goodwill impairment	-	7,738	-	7,738

Revaluation of contingent consideration liability	(6,069)	(9,106)	(6,069)	(9,106)

Income tax effect of pretax adjustments	1,351	187	1,110	(27)

Non-GAAP Net Income	$2,179	$2,305	$3,810	$4,269

GAAP Diluted Earnings Per Share	$0.53	$0.25	$0.62	$0.38

Non-GAAP Diluted Earnings Per Share	$0.20	$0.21	$0.34	$0.38

Weighted average common shares outstanding:

GAAP Diluted Shares	11,164	11,142	11,183	11,106

Non-GAAP Diluted Shares	11,164	11,142	11,183	11,106

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018

Revenues:
Data and analytics services	$6,654	$6,083	$12,422	$12,655
IT staffing services	41,818	38,811	81,249	75,572

Total revenues	$48,472	$44,894	$93,671	$88,227

Gross Margin %:
Data and analytics services	46.1%	42.2%	45.8%	43.3%
IT staffing services	21.5%	21.4%	21.2%	20.7%

Total gross margin %	24.9%	24.3%	24.4%	24.0%

Segment Operating Income:
Data and analytics services	$1,285	$1,411	$2,326	$3,186
IT staffing services	1,897	2,227	3,398	3,583

Subtotal	3,182	3,638	5,724	6,769
Acquisition transaction expenses	-	140	-	140
Amortization of acquired intangible assets	(672)	(689)	(1,344)	(1,382)
Goodwill impairment	-	(7,738)	-	(7,738)
Revaluation of contingent consideration liability	6,069	9,106	6,069	9,106
Interest expense and other, net	(507)	(607)	(1,061)	(1,119)

Income before income taxes	$8,072	$3,850	$9,388	$5,776